Filed pursuant to Rule 433

Registration No. 333-184954

Issuer Free Writing Prospectus dated November 15, 2012

Relating to Preliminary Prospectus Supplement dated November 15, 2012

ROPER INDUSTRIES, INC.

PRICING TERM SHEET

Issuer:	Roper Industries, Inc.
Format:	SEC Registered
Trade Date:	November 15, 2012
Settlement Date (T+4):*	November 21, 2012
Rating (Moody’s / S&P):**	Baa2 / BBB

Senior Notes due November 15, 2017

Securities:	Senior Notes due 2017
Principal Amount:	$400,000,000
Maturity Date:	November 15, 2017
Coupon:	1.850%
Price to Public:	99.910%
Yield to Maturity:	1.869%
Spread to Benchmark Treasury:	T + 125 basis points
Benchmark Treasury:	UST 0.75% due October 31, 2017
Benchmark Treasury Yield:	0.619%
Interest Payment Dates:	May 15 and November 15, beginning May 15, 2013
Make-Whole Call:	T + 20 basis points
CUSIP# / ISIN#:	776696 AD8 / US776696 AD82

Senior Notes due November 15, 2022

Securities:	Senior Notes due 2022
Principal Amount:	$500,000,000
Maturity Date:	November 15, 2022
Coupon:	3.125%
Price to Public:	99.924%
Yield to Maturity:	3.134%
Spread to Benchmark Treasury:	T + 155 basis points
Benchmark Treasury:	UST 1.625% due November 15, 2022
Benchmark Treasury Yield:	1.584%
Interest Payment Dates:	May 15 and November 15, beginning May 15, 2013
Make-Whole Call:	T + 25 basis points prior to August 15, 2022
Par Call:	On or after August 15, 2022
CUSIP# / ISIN#:	776696AE6 / US776696AE65

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. SunTrust Robinson Humphrey, Inc.

*	We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fourth business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this term sheet should consult their own advisor.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Wells Fargo Securities, LLC at 1-800-326-5897.